Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

Bally’s Corporation
Providence, United States of America

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bally’s Corporation of our report dated April 13, 2021, relating to the consolidated financial statements of Gamesys Group plc, which appears in the Current Report on Form 8-K of Bally’s Corporation dated April 13, 2021.

/s/ BDO LLP

BDO LLP
London, United Kingdom

March 10, 2022